Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES

THIRD QUARTER RESULTS

Minneapolis, MN (October 13, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended September 25, 2021 of $10,082,500 or $2.67 per share diluted compared to net income of $9,358,800 or $2.43 per share diluted in 2020.  For the nine months ended September 25, 2021, net income was $28,330,900 or $7.40 per share diluted compared to net income of $21,731,000 or $5.63 per share diluted for the same period last year.

“We are pleased with the continued strength of our business and the performance of our franchisees.  Our sustainable business model continues to be well received by consumers in the communities we serve,” commented Brett D. Heffes, Chairman and Chief Executive Officer.

Winmark - the Resale CompanyTM, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At September 25, 2021, there were 1,269 franchises in operation and over 2,000 available territories.  An additional 39 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	September 25, 2021	December 26, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$37,569,100	$6,659,000
Restricted cash	15,000	25,000
Receivables, net	1,394,900	1,581,900
Net investment in leases - current	3,884,600	8,687,500
Income tax receivable	188,200	221,200
Inventories	408,600	106,600
Prepaid expenses	958,700	995,200
Total current assets	44,419,100	18,276,400

Net investment in leases – long-term	1,157,000	4,573,600
Property and equipment, net	2,055,800	2,332,800
Operating lease right of use asset	3,059,300	3,226,300
Goodwill	607,500	607,500
Other assets	416,900	435,900
Deferred income taxes	3,256,200	1,890,700
	$54,971,800	$31,343,200

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,232,600	$4,236,100
Accounts payable	1,988,600	1,769,600
Accrued liabilities	2,918,800	2,624,000
Discounted lease rentals	—	1,096,600
Deferred revenue	1,643,900	1,657,400
Total current liabilities	10,783,900	11,383,700
Long-Term Liabilities:
Notes payable, net	44,434,500	17,632,700
Discounted lease rentals	—	574,000
Deferred revenue	6,849,600	7,050,900
Operating lease liabilities	4,946,900	5,307,400
Other liabilities	759,000	773,200
Total long-term liabilities	56,990,000	31,338,200
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,623,538 and 3,756,028 shares issued and outstanding	—	9,281,800
Retained earnings (accumulated deficit)	(12,802,100)	(20,660,500)
Total shareholders’ equity (deficit)	(12,802,100)	(11,378,700)
	$54,971,800	$31,343,200

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 25, 2021	September 26, 2020	September 25, 2021	September 26, 2020
Revenue:
Royalties	$16,375,900	$14,210,000	$45,141,200	$33,188,300
Leasing income	2,266,200	2,695,800	8,351,800	12,040,800
Merchandise sales	704,800	631,200	1,980,300	1,746,800
Franchise fees	383,400	335,400	1,101,300	1,064,900
Other	423,100	404,600	1,267,300	1,225,700
Total revenue	20,153,400	18,277,000	57,841,900	49,266,500
Cost of merchandise sold	681,100	598,200	1,887,700	1,662,000
Leasing expense	358,900	510,900	1,410,800	2,443,700
Provision for credit losses	(55,900)	(339,600)	(167,300)	164,300
Selling, general and administrative expenses	5,380,100	5,009,700	16,287,600	15,719,100
Income from operations	13,789,200	12,497,800	38,423,100	29,277,400
Interest expense	(323,200)	(345,700)	(945,600)	(1,409,600)
Interest and other income (expense)	(18,800)	9,200	(7,100)	27,700
Income before income taxes	13,447,200	12,161,300	37,470,400	27,895,500
Provision for income taxes	(3,364,700)	(2,802,500)	(9,139,500)	(6,164,500)
Net income	$10,082,500	$9,358,800	$28,330,900	$21,731,000
Earnings per share - basic	$2.77	$2.51	$7.68	$5.86
Earnings per share - diluted	$2.67	$2.43	$7.40	$5.63
Weighted average shares outstanding - basic	3,635,055	3,730,490	3,688,419	3,710,112
Weighted average shares outstanding - diluted	3,782,873	3,857,702	3,829,322	3,857,754

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 25, 2021	September 26, 2020
OPERATING ACTIVITIES:
Net income	$28,330,900	$21,731,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	328,800	366,700
Provision for credit losses	(167,300)	164,300
Compensation expense related to stock options	1,074,200	929,900
Deferred income taxes	(1,365,500)	(1,251,000)
Loss from disposal of property and equipment	—	200
Deferred initial direct costs	(2,100)	(18,300)
Amortization of deferred initial direct costs	18,800	89,400
Operating lease right of use asset amortization	167,000	293,400
Tax benefits on exercised stock options	249,200	602,400
Change in operating assets and liabilities:
Receivables	187,000	(278,100)
Principal collections on lease receivables	7,452,200	11,418,500
Income tax receivable/payable	(216,200)	368,000
Inventories	(302,000)	900
Prepaid expenses	36,500	(190,700)
Other assets	19,000	34,200
Accounts payable	219,000	257,700
Accrued and other liabilities	(94,100)	(864,100)
Rents received in advance and security deposits	(674,500)	(1,252,000)
Deferred revenue	(214,800)	(630,300)
Net cash provided by operating activities	35,046,100	31,772,100
INVESTING ACTIVITIES:
Purchase of property and equipment	(51,800)	(33,400)
Purchase of equipment for lease contracts	(78,200)	(3,128,200)
Net cash used for investing activities	(130,000)	(3,161,600)
FINANCING ACTIVITIES:
Proceeds from borrowings on line of credit	—	46,600,000
Payments on line of credit	—	(46,600,000)
Proceeds from borrowings on notes payable	30,000,000	—
Payments on notes payable	(3,187,500)	(2,687,500)
Repurchases of common stock	(27,892,900)	(48,987,500)
Proceeds from exercises of stock options	1,299,300	7,074,100
Dividends paid	(4,234,900)	(2,029,500)
Proceeds from discounted lease rentals	—	1,157,000
Net cash used for financing activities	(4,016,000)	(45,473,400)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	30,900,100	(16,862,900)
Cash, cash equivalents and restricted cash, beginning of period	6,684,000	25,180,300
Cash, cash equivalents and restricted cash, end of period	$37,584,100	$8,317,400
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$884,100	$1,426,100
Cash paid for income taxes	$10,472,000	$6,445,200

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Nine Months Ended
	September 25, 2021	September 26, 2020
Cash and cash equivalents	$37,569,100	$8,267,400
Restricted cash	15,000	50,000
Total cash, cash equivalents and restricted cash	$37,584,100	$8,317,400